Contacts:         For Media:        John Calagna
                                   (212) 578-6252

                  For Investors:    John Nadel
                                    (212) 578-2085

                  METLIFE ANNOUNCES SECOND QUARTER 2003 RESULTS

NEW YORK, August 4, 2003 - MetLife, Inc. (NYSE: MET) today reported second quarter 2003 net income of $611 million, or $0.84 per diluted share, compared with $387 million, or $0.53 per diluted share, for the second quarter of 2002. Net income for the second quarter of 2003 includes after-tax net investment losses of $40 million. Second quarter 2002 net income includes after-tax net investment losses of $117 million.

MetLife analyzes its performance using non-GAAP measures called operating earnings and operating earnings per diluted share. Operating earnings is defined as net income, excluding after-tax net investment gains and losses, and the after-tax impact from the cumulative effect of accounting changes. Operating earnings per diluted share is calculated by dividing operating earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding the net effect of investment gains and losses, which can fluctuate significantly from period to period, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings and operating earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

Operating earnings for the second quarter of 2003 are $651 million, or $0.89 per diluted share, compared with $504 million, or $0.69 per diluted share, for the prior year period.

Second quarter 2003 net income and operating earnings also include the following items:

- A $64 million after-tax ($0.09 per diluted share) benefit from a reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement.

- After-tax earnings of $62 million ($0.08 per diluted share) from the merger of International's Mexican operations and a reduction in policyholder liabilities resulting from a change in reserve methodology.

Second quarter 2002 net income and operating earnings also include a $30 million after-tax ($0.04 per diluted share) benefit from a reduction of the company's previously established liability for settlement death benefits related to its sales practice class action settlement recorded in 1999.

Total premiums and fees for the second quarter of 2003 were $5.69 billion, up 9% from the prior year period. Total assets under management grew 16% to $331.8 billion at June 30, 2003, compared with $286.9 billion at June 30, 2002, and were up 8% from $307.7 billion at March 31, 2003.

"In a still uncertain economy, earnings improved this quarter, assets under management grew, investment losses declined and underwriting results were favorable," said Robert H. Benmosche, chairman of the board and chief executive officer. "As demonstrated by our results, the diversification of MetLife's businesses and investment portfolio continues to be critical to our success."

"Specifically in regard to investments," Mr. Benmosche said, "gross investment losses declined by 47% and gross unrealized investment losses were down 42%, both compared with the first quarter of 2003."

"We will continue to focus on sales growth and retention of business in the U.S. and abroad, which will enable us to continue to deliver earnings growth and shareholder value."

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                           For the three months ended June 30,
                                        --------------------------------------------
                                               2003                   2002
                                        --------------------    --------------------
                                        (Dollars in millions, except per share data)
Net income                               $611       $   0.84    $387       $   0.53
After-tax investment losses                40           0.05     117           0.16
                                         ----       --------    ----       --------
Operating earnings                       $651       $   0.89    $504       $   0.69
                                         ====       ========    ====       ========


After-tax net investment losses of $40 million in the second quarter of 2003 include $188 million of pre-tax gross investment losses (including $103 million of writedowns and $85 million of losses related to sales of invested assets) and $3 million of losses on derivatives, partially offset by $137 million of pre-tax gross investment gains. After-tax net investment losses of $117 million in the second quarter of 2002 include $583 million of pre-tax gross investment losses (including $269 million of writedowns and $314 million of losses related to sales of invested assets) and $121 million of losses on derivatives, partially offset by $438 million of pre-tax gross investment gains.

SIX MONTH RESULTS

Net income for the first six months of 2003 is $973 million, or $1.33 per diluted share, compared with $716 million, or $0.97 per diluted share, for the first six months of 2002. Net income for the first six months of 2003 includes after-tax net investment losses of $124 million. For the first six months in 2002, net income includes net investment losses of $193 million and a $5 million benefit resulting from the cumulative effect of a change in accounting for goodwill, both of which are net of income taxes.

Operating earnings for the first six months of 2003 are $1.10 billion, or $1.53 per diluted share, compared with $904 million, or $1.23 per diluted share, for the comparable prior year period.

Net income and operating earnings for the first six months of 2003 and 2002 also benefited from the aforementioned items from the second quarter of 2003 and 2002. Additionally, net income and operating earnings for the first six months of 2002 were reduced by a $48 million after-tax ($0.07 per diluted share) charge related to the settlement provision for General American Life Insurance Company's former Medicare business.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                     For the six months ended June 30,
                                                ----------------------------------------------
                                                        2003                      2002
                                                -------------------       --------------------
                                                 (Dollars in millions, except per share data)

Net income                                      $  973       $ 1.33       $  716        $ 0.97
After-tax investment losses                        124         0.17          193          0.26
Impact of conversion of securities                --           0.03         --            --
Cumulative effect of change in accounting         --           --             (5)         --
                                                ------       ------       ------        ------
Operating earnings                              $1,097       $ 1.53       $  904        $ 1.23
                                                ======       ======       ======        ======



In 2003, MetLife changed its method of measuring and allocating capital to its operating segments from a risk-based capital method to one based on economic capital. While this change impacts the earnings and returns on allocated equity of the company's business segments, it has no impact on MetLife's consolidated results. The company believes that economic capital is a more refined model for measuring the risks inherent in its diverse businesses. MetLife changed its method prospectively. The impact of this change is quantified in each of the segment discussions below.

SECOND QUARTER SEGMENT RESULTS

For each of the segments, the company provides below a reconciliation from net income to operating earnings. Reconciliations from net income to operating earnings for the product lines within each segment are provided in the financial tables accompanying this release. The discussions for each segment are based on operating earnings.

Institutional Business

                                   For the three months ended June 30,
                                   -----------------------------------
                                   2003                          2002
                                   ----                          ----
                                         (Dollars in millions)
Net income                         $254                           $190
After-tax investment losses           6                             60
                                   ----                           ----
Operating earnings                 $260                           $250
                                   ====                           ====


Improved underwriting results were partially offset by lower investment spreads, a $14 million after-tax increase in pension and other post-retirement benefit costs, and $10 million after-tax of costs primarily related to office consolidations. Additionally, results benefited from a $4 million after-tax increase in earnings due to the aforementioned change in capital allocation.

Institutional Business, which consists of Group Life, Retirement & Savings, and Non-Medical Health & Other product lines, reports the following highlights (all comparisons are with the quarter ended June 30, 2002, unless otherwise noted):

- Group Life operating earnings up $5 million to $79 million, due primarily to improved underwriting results.

- Retirement & Savings operating earnings down $15 million to $120 million, primarily as a result of lower investment spreads and higher expenses largely related to pension and other post-retirement benefits. Both periods benefited from favorable underwriting-related experience.

- Non-Medical Health & Other operating earnings up $20 million to $61 million, due to continued business growth, improved underwriting results and higher earnings due to the aforementioned change in capital allocation.

- Group insurance, which includes Group Life and Non-Medical Health & Other, premiums, fees and other revenues up 10% to $2.24 billion.


-     Group Life premiums, fees and other revenues up 5% to $1.34 billion.

- Premiums, fees and other revenues from Retirement & Savings down 10% to $403 million, primarily due to a large single-premium group annuity sale in the second quarter of 2002.

- Retirement & Savings general account liabilities up 13% to $39.11 billion, and up 8% versus March 31, 2003, including the proceeds from the sale of $1.9 billion of global guaranteed interest contracts in 2003.

- Premiums, fees and other revenues for Non-Medical Health & Other up 17% to $895 million, due to continuing growth in Group Long-Term Care, Group Disability and Group Dental, as well as continuing growth in the small business market.

      - Group Disability premiums, fees and other revenues increased 12% to $238 million.

      -     Group Disability incurred loss ratio was 95.1%, down from 99.5%.

Individual Business

                                  For the three months ended June 30,
                                  -----------------------------------
                                  2003                           2002
                                  ----                           ----
                                         (Dollars in millions)
Net income                        $175                           $140
After-tax investment losses          7                             56
                                  ----                           ----
Operating earnings                $182                           $196
                                  ====                           ====


Higher equity market performance, coupled with favorable mortality results and expense savings, was more than offset by $14 million of after-tax costs primarily related to office consolidations, an $8 million after-tax increase in pension and other post-retirement benefit costs and a $6 million after-tax reduction in earnings due to the aforementioned change in capital allocation. Additionally, slightly lower investment spreads contributed to the decline in earnings.

Individual Business, which is comprised of Traditional Life, Variable & Universal Life, Annuities and Other product lines, reports the following highlights (all comparisons are with the quarter ended June 30, 2002, unless otherwise noted):

- Traditional Life operating earnings down $20 million to $77 million due to higher pension and other post-retirement benefit costs and lower earnings on allocated capital, partially offset by favorable mortality results. Additionally, the prior year period benefited from relatively high income from private equity investments.

- Variable & Universal Life operating earnings down $1 million to $35 million, resulting from increased pension and other post-retirement benefit costs, the unlocking of deferred policy acquisition costs related to lapse experience on a block of variable life insurance business and lower earnings due to the aforementioned change in capital allocation. Partially offsetting these items were improved investment spreads, favorable mortality results and the impact of higher equity market performance.

- Annuities operating earnings up $6 million to $56 million due to higher equity market performance, favorable mortality results and growth in the overall business, partially offset by lower investment spreads and reduced earnings due to the aforementioned change in capital allocation.

- Total life insurance and annuity statutory premiums and deposits up 24% to $4.86 billion.

- Traditional Life first year statutory premiums and deposits down 14% to $49 million.

- Variable Life first year statutory premiums and deposits down 49% to $59 million.

- Universal Life first year statutory premiums and deposits up 45% to $71 million.

- Annuity statutory deposits up 59% to $2.93 billion, driven by sales growth at MetLife Investors Group, up 138%; MetLife Financial Services, up 17%; and New England Financial, up 16%.

      - Fixed annuity statutory deposits up 20% to $340 million, and down 20% from first quarter 2003.

      - Variable annuity statutory deposits up 66% to $2.59 billion, and up 19% from first quarter 2003.

Auto & Home

                                            For the three months ended June 30,
                                            -----------------------------------
                                            2003                           2002
                                            ----                           ----
                                                 (Dollars in millions)
Net income                                  $41                            $24
After-tax investment losses                   1                             12
                                            ---                            ---
Operating earnings                          $42                            $36
                                            ===                            ===


Growth in this segment resulted from continuing rate increases in its automobile and homeowners product lines, as well as lower operating expenses, partially offset by higher claims severity levels, increased catastrophe losses and a $4 million after-tax reduction in earnings due to the aforementioned change in capital allocation. The results also include:

-     A $5 million after-tax reinsurance recoverable for weather-related losses.

- A $5 million after-tax partial reimbursement from the Federal Emergency Management Agency related to fires in Los Alamos, New Mexico during 2000.

International

                                               For the three months ended June 30,
                                               -----------------------------------
                                               2003                            2002
                                               ----                            ----
                                                       (Dollars in millions)
Net income                                      $98                             $7
After-tax investment (gains) losses              4                               (5)
                                                ----                            --
Operating earnings                              $102                            $2
                                                ====                            ==


During the quarter, as part of its acquisition and integration strategy, International completed the legal merger of Aseguradora Hidalgo, S.A into its original Mexican subsidiary, Seguros Genesis, S.A., forming MetLife Mexico, S.A. As a result of the merger of these companies, deferred tax valuation allowances were reduced by $40 million. Additionally, a change in reserve methodology resulted in a $22 million after-tax reduction in policyholder liabilities. Improved earnings from MetLife's other established international locations were partially offset by losses from start-up and developing operations, as well as by a $5 million after-tax reduction in earnings due to the aforementioned change in capital allocation.

Reinsurance

                                           For the three months ended June 30,
                                           -----------------------------------
                                           2003                          2002
                                           ----                          ----
                                                  (Dollars in millions)
Net income                                 $ 22                          $ 21
After-tax investment gains                   (3)                           (2)
                                           ----                          ----
Operating earnings                         $ 19                          $ 19
                                           ====                          ====


Reinsurance operations are conducted primarily through Reinsurance Group of America, Incorporated (NYSE: RGA), of which MetLife beneficially owns approximately 59%. Business growth and favorable mortality in RGA's U.S. operations were offset by a $6 million after-tax reduction in earnings due to the aforementioned change in capital allocation.

Asset Management

                                                For the three months ended June 30,
                                                -----------------------------------
                                                2003                          2002
                                                ----                          ----
                                                      (Dollars in millions)
Net income                                      $  5                           $ 5
After-tax investment (gains) losses                -                             -
                                                ----                           ---
Operating earnings                              $  5                           $ 5
                                                ====                           ===


A 6% decline in assets under management (from $48.9 billion at June 30, 2002 to $46.1 billion at June 30, 2003), due in part to the impact of business exits in late 2002, resulted in an 18% decline in revenues period over period. Fully offsetting this was a corresponding reduction in operating expenses and a $2 million after-tax increase in earnings due to the aforementioned change in capital allocation.

Corporate and Other

                                                 For the three months ended June 30,
                                                 -----------------------------------
                                                 2003                          2002
                                                 ----                          ----
                                                       (Dollars in millions)
Net income                                       $ 16                        $   --
After-tax investment (gains) losses                25                            (4)
                                                 ----                        ------
Operating earnings (loss)                        $ 41                        $   (4)
                                                 ====                        ======




The current period benefited from a $64 million after-tax reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement, as well as earnings related to the aforementioned change in capital allocation (up $15 million after-tax). The 2002 results benefited from the aforementioned $30 million reduction of a previously established liability for settlement death benefits.

CORPORATE EVENTS

Stock Options Expensed

Second quarter 2003 net income and operating earnings reflect a $3 million after-tax expense from MetLife's adoption of the fair-value recognition method of accounting for employee stock options on a prospective basis.

MetLife Capital Trust I

On May 15, 2003, the purchase contracts associated with the MetLife Capital Trust I equity security units were settled. In exchange for $1.01 billion, the company issued 2.97 shares of MetLife, Inc. common stock per purchase contract or approximately 59.8 million shares of treasury stock. Approximately $656 million, which represents the excess of the company's cost of the treasury stock ($1.66 billion) over the contract price of the stock issued to the purchase contract holders ($1.01 billion), was recorded as a direct reduction to retained earnings.

Earnings Conference Call

MetLife will hold its second quarter 2003 earnings conference call and audio Webcast on Tuesday, August 5, 2003, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 11:30 a.m. (ET) on Tuesday, August 5, 2003, until Tuesday, August 12, 2003, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 689326. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 12 countries serving approximately 8 million customers.

                                     # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                    MetLife, Inc.
                          Consolidated Statements of Income
                                      Unaudited
                             (Dollar amounts in millions)


                                                                Three months ended June 30,             Six months ended June 30,
                                                                --------------------------            ----------------------------
                                                                 2003               2002                2003                2002
                                                                -------            -------            --------            --------

Premiums                                                        $ 5,092            $ 4,701            $  9,930            $  9,182
Universal life and investment-type product policy fees              594                514               1,160                 971
Net investment income                                             2,892              2,828               5,789               5,590
Other revenues                                                      355                343                 653                 710
Net investment losses (net of amounts allocated from
      other accounts of $0, ($73), ($38)
        and ($86), respectively                                     (55)              (185)               (277)               (277)
                                                                -------            -------            --------            --------
          Total revenues                                          8,878              8,201              17,255              16,176
                                                                -------            -------            --------            --------

Policyholder benefits and claims (excludes amounts
      directly related to net investment losses of
      $5, ($64), ($23) and ($71), respectively)                   4,965              4,882               9,918               9,500
Interest credited to policyholder account balances                  761                727               1,508               1,441
Policyholder dividends                                              507                488               1,010                 985
Other expenses (excludes amounts directly related to
      net investment losses of ($5), ($9),
       ($15) and ($15), respectively)                             1,798              1,572               3,547               3,225
                                                                -------            -------            --------            --------
          Total expenses                                          8,031              7,669              15,983              15,151
                                                                -------            -------            --------            --------

Income from continuing operations
    before provision for income taxes                               847                532               1,272               1,025
Provision for income taxes                                          235                161                 356                 347
                                                                -------            -------            --------            --------
Income from continuing operations                                   612                371                 916                 678
Income (Loss) from discontinued operations,
    net of income taxes                                              (1)                16                  57                  33
                                                                -------            -------            --------            --------
Income before cumulative effect of change
   in accounting                                                    611                387                 973                 711
Cumulative effect of change in accounting                          --                 --                  --                     5
                                                                -------            -------            --------            --------
Net income                                                      $   611            $   387            $    973            $    716
                                                                =======            =======            ========            ========


OPERATING EARNINGS RECONCILIATION

Net income                                                      $   611            $   387            $    973            $    716
      Net investment losses (1)                                     (54)              (266)               (224)               (371)
      Minority interest - net investment gains (losses)              (2)                 4                   2                   5
      Adjustments to net investments losses (2)                    --                   73                  38                  86
      Net investment losses tax benefit                              16                 72                  60                  87
                                                                -------            -------            --------            --------
After-tax net investment losses                                     (40)              (117)               (124)               (193)
Cumulative effect of accounting change for SFAS 142                --                 --                  --                     5
                                                                -------            -------            --------            --------
Operating earnings                                              $   651            $   504            $  1,097            $    904
                                                                =======            =======            ========            ========


(1) In accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS 144"), a recently issued accounting standard pertaining to long-lived assets, income related to the Company's real estate sold and held for sale is classified as discontinued operations. Included in net investment losses for the three months and six months ended June 30, 2003 are investment gains of $1 million and and $91 million, respectively. Included in net investment losses for both the three months and six months ended June 30, 2002 are investment losses of ($8) million. This presentation differs from the presentation required by SFAS 144.

(2) Adjustments to investment losses include amortization of deferred policy acquisition costs and adjustments to the policyholder dividend obligation resulting from investment gains and losses.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
  (Dollar amounts in millions, except per share data or unless otherwise noted)

                                                                         At or for                  At or for
                                                                      the three months            the six months
                                                                        ended June 30,            ended June 30,
                                                                     -------------------       -------------------
                                                                      2003         2002         2003         2002
                                                                     ------       ------       ------       ------
Other Financial Data:
  Net income                                                         $  611       $  387       $  973       $  716
  Operating earnings                                                 $  651       $  504       $1,097       $  904
  Total assets under management (billions)                           $  332       $  287       $  332       $  287

Individual Business Sales Data:
  Total first year life premiums and deposits                        $  182       $  221       $  394       $  421
  Variable and Universal life first year premiums and deposits       $  133       $  164       $  292       $  313
  Total annuity deposits                                             $2,933       $1,849       $5,544       $3,553
  Mutual fund sales                                                  $  865       $  965       $1,662       $1,962

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                731.3        733.9        715.9        736.7
  Operating earnings per share - diluted                             $ 0.89       $ 0.69       $ 1.51       $ 1.23
  Net income per share - diluted                                     $ 0.84       $ 0.53       $ 1.33 (3)   $ 0.97


(3) Accounting standards require gains or losses resulting from the redemption of a subsidiary's redeemable preferred stock to be recorded in additional paid-in capital. However, such gains or losses are included in the calculation of net income per share. During the first quarter of 2003, net income per share includes a $21 million ($0.03 per diluted share) charge associated with the Company's conversion of company-obligated mandatorily redeemable securities issued by MetLife Capital Trust I into long-term debt.

                                  MetLife, Inc.
                               Balance Sheet Data
                 June 30, 2003 (Unaudited) and December 31, 2002
                          (Dollar amounts in millions)


                                                                        At               At
                                                                      June 30,       December 31,
                                                                       2003             2002
                                                                     ---------        ---------
Balance Sheet Data:
  General account assets                                             $ 242,410        $ 217,733
  Separate account assets                                               67,460           59,693
                                                                     ---------        ---------
    Total assets                                                     $ 309,870        $ 277,426
                                                                     =========        =========
  Policyholder liabilities (including amounts of closed block)       $ 174,823        $ 165,242
  Short-term debt                                                        3,443            1,161
  Long-term debt                                                         5,562            4,425
  Other liabilities                                                     37,651           28,255
  Separate account liabilities                                          67,460           59,693
                                                                     ---------        ---------
    Total liabilities                                                  288,939          258,776
                                                                     ---------        ---------
  Company-obligated mandatorily redeemable capital securities              277            1,265
                                                                     ---------        ---------
  Common stock, at par value                                                 8                8
  Capital in excess of par value                                        14,956           14,968
  Retained earnings                                                      3,124            2,807
  Treasury stock                                                          (740)          (2,405)
  Accumulated other comprehensive income                                 3,306            2,007
                                                                     ---------        ---------
    Total stockholders' equity                                          20,654           17,385
                                                                     ---------        ---------
    Total liabilities and stockholders' equity                       $ 309,870        $ 277,426
                                                                     =========        =========

                                  MetLife, Inc.
       Reconciliations of Net Income to Operating Earnings - Product Level
                                   Unaudited
                          (Dollar amounts in millions)
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

                                                          Three months               Six months
                                                          ended June 30,            ended June 30,
                                                        ------------------        ------------------
                                                        2003         2002         2003         2002
                                                        -----        -----        -----        -----
Institutional Operations
      Group Life
          Net income                                    $  71        $  24        $ 136        $  70
          After-tax net investment losses                  (8)         (50)         (21)         (72)
                                                        -----        -----        -----        -----
          Operating earnings                            $  79        $  74        $ 157        $ 142
                                                        =====        =====        =====        =====

      Retirement & Savings

          Net income                                    $ 122        $ 145        $ 179        $ 215
          After-tax net investment gains (losses)           2           10          (23)         (34)
                                                        -----        -----        -----        -----
          Operating earnings                            $ 120        $ 135        $ 202        $ 249
                                                        =====        =====        =====        =====

      Non-Medical Health & Other

          Net income                                    $  61        $  21        $ 114        $  82
          After-tax net investment losses                --            (20)          (6)         (12)
                                                        -----        -----        -----        -----
          Operating earnings                            $  61        $  41        $ 120        $  94
                                                        =====        =====        =====        =====

Individual Operations
      Traditional Life

          Net income                                    $  64        $ 124        $ 146        $ 249
          After-tax net investment (losses) gains         (13)          27           (7)          54
                                                        -----        -----        -----        -----
          Operating earnings                            $  77        $  97        $ 153        $ 195
                                                        =====        =====        =====        =====

      Variable & Universal Life

          Net income                                    $  42        $  33        $  60        $  60
          After-tax net investment gains (losses)           7           (3)           2           (1)
                                                        -----        -----        -----        -----
          Operating earnings                            $  35        $  36        $  58        $  61
                                                        =====        =====        =====        =====

      Annuities

          Net income                                    $  55        $ (17)       $  90        $  (8)
          After-tax net investment losses                  (1)         (67)         (16)         (98)
                                                        -----        -----        -----        -----
          Operating earnings                            $  56        $  50        $ 106        $  90
                                                        =====        =====        =====        =====

      Other

          Net income                                    $  14        $--          $  20        $  15
          After-tax net investment losses                --            (13)          (5)          (9)
                                                        -----        -----        -----        -----
          Operating earnings                            $  14        $  13        $  25        $  24
                                                        =====        =====        =====        =====

Auto & Home
      Auto

          Net income                                    $  21        $   9        $  15        $  17
          After-tax net investment losses                --             (8)          (2)         (15)
                                                        -----        -----        -----        -----
          Operating earnings                            $  21        $  17        $  17        $  32
                                                        =====        =====        =====        =====

      Property

          Net income                                    $  19        $  12        $  50        $  21
          After-tax net investment losses                  (1)          (3)          (2)          (5)
                                                        -----        -----        -----        -----
          Operating earnings                            $  20        $  15        $  52        $  26
                                                        =====        =====        =====        =====

      Other

          Net income                                    $   1        $   3        $   3        $   7
          After-tax net investment losses                --             (1)        --             (1)
                                                        -----        -----        -----        -----
          Operating earnings                            $   1        $   4        $   3        $   8
                                                        =====        =====        =====        =====

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